Exhibit 10.1

SEALED AIR CORPORATION

DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES

1.	Name:

This plan shall be known as the “Sealed Air Corporation Deferred Compensation Plan for Key Employees” (the “Plan”).

2.	Purpose and Intent:

Sealed Air Corporation (the “Corporation”) establishes the Plan for the purposes of providing certain employees with the opportunity to defer payment of a portion of base salary and certain annual incentives. It is the intent of the Corporation that amounts deferred under the Plan shall not be taxable to the employee for income tax purposes until the time actually received by the employee. The provisions of the Plan shall be construed and interpreted to effectuate that intent.

3.	Definitions:

For purposes of the Plan, the following terms have the following meanings:

“Account” means the account established and maintained on the books of the Corporation to record a Participant’s interest under the Plan attributable to amounts credited to the Participant pursuant to the Plan.

“Annual Incentive Award” means, with respect to a Participant, any cash annual incentive award payable to the Participant pursuant to the Sealed Air Corporation Annual Incentive Plan, or any other incentive compensation plan of a Participating Employer approved for purposes of this Plan by the Plan Administrator, provided such cash annual incentive award is payable prior to the date of the Participant’s Termination of Employment. An Annual Incentive Award shall not include any portion of an annual incentive award payable in shares of stock of the Corporation, including without limitation as a result of a stock leverage opportunity elected by a Participant under the Sealed Air Corporation Annual Incentive Plan. If a Participant first becomes eligible to participate in the Plan after the beginning of a Plan Year, the Annual Incentive Award for such first year of eligibility shall be the pro-rated portion of the total Annual Incentive Award payable for that Plan Year that is attributable to the Participant’s service with the Participating Employers rendered after the date the Participant makes a deferral election for that Plan Year to the extent required by Section 409A of the Code.

“Beneficiary” means any person or trust designated by a Participant in accordance with procedures adopted by the Plan Administrator to receive the Participant’s Account in the event of the Participant’s death. If the Participant does not designate a Beneficiary, the Participant’s Beneficiary is his or her spouse, or if not then living, his or her estate.

“CEO” means the Chief Executive Officer of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

“Eligible Employee” means an Employee designated as an Eligible Employee pursuant to Paragraph 5(a).

“Employee” means an individual employed by a Participating Employer.

“In-Service Account” means a Payment Sub-Account for a Participant established based on the Participant’s payment election under Paragraph 6(a) below providing for scheduled, in-service payments, comprised of deferrals for a Plan Year to which the payment election relates as adjusted for deemed investments in accordance with Paragraph 5(e) below.

“O&C Committee” means the committee of individuals who are serving from time to time as the Organization and Compensation Committee of the Board of Directors of the Corporation.

“Participant” means an Eligible Employee who has elected to defer compensation under the Plan as provided in Paragraph 5(b) or has been credited with a discretionary Participating Employer contribution under Paragraph 5(c).

“Participating Employer” means the Corporation and any other entity affiliated with the Corporation and designated as a participating employer under this Plan from time to time by the Plan Administrator, and their respective successors and assigns. As of the effective date of the Plan, the Participating Employers are as set forth on Exhibit A attached to the Plan. Exhibit A may be updated from time to time by the Plan Administrator.

“Payment Sub-Account” means a portion of a Participant’s Account established by the Plan Administrator to facilitate the administration of distributions under the Plan, including without limitation Payment Sub-Accounts representing (i) an In-Service Account, (ii) a Retirement Account, and (ii) any discretionary Participating Employer contributions under Paragraph 5(c) below.

“Plan Administrator” means the Corporation’s Retirement Committee, provided that with respect to an action regarding the participation in the Plan by an executive officer of the Corporation, other than primarily ministerial or administrative actions, the Plan Administrator shall be the O&C Committee.

“Plan Year” means the calendar year.

“Retirement Account” means a Payment Sub-Account for a Participant established based on the Participant’s payment election under Paragraph 6(a) below providing for payments commencing following the Participant’s Termination of Employment, comprised of deferrals for a Plan Year to which the payment election relates as adjusted for deemed investments in accordance with Paragraph 5(e) below.

“Termination of Employment” means a Participant’s “separation from service” with the Participating Employers within the meaning of Section 409A of the Code and any related administrative policies of the Corporation.

“Thrift Plan” means the Sealed Air Corporation 401(k) Thrift Plan, as amended from time to time.

4.	Administration:

The Plan Administrator shall be responsible for administering the Plan. The Plan Administrator shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Plan Administrator shall have the power to construe and interpret the Plan and to determine all questions that arise thereunder. The Plan Administrator shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Plan Administrator may appoint any agents that it deems necessary for the effective performance of its duties, and may delegate to those agents those powers and duties that the Plan Administrator deems expedient or appropriate that are not inconsistent with the intent of the Plan. All decisions of the CEO, the Plan Administrator and the O&C Committee upon all matters within the scope of his or its authority shall be made in the CEO’s, Plan Administrator’s or O&C Committee’s sole discretion and shall be final and conclusive on all persons, except to the extent otherwise provided by law.

5.	Eligibility, Deferrals and Account Adjustments:

(a) Eligibility. For each Plan Year, (i) the O&C Committee shall designate which Employees who are executive officers of the Corporation shall be Eligible Employees for the Plan Year, and (ii) the CEO shall designate which Employees other than the executive officers of the Corporation shall be Eligible Employees for the Plan Year; provided, however, that the determination of Eligible Employees shall be made consistent with the requirement that the Plan be a “top hat” plan for purposes of the Employee Retirement Income Security Act of 1974, as amended. An Employee designated as an Eligible Employee with respect to one Plan Year need not be designated as an Eligible Employee for any subsequent Plan Year.

(b) Elections to Defer. Unless otherwise determined by the Plan Administrator with respect to a Plan Year, a person who is an Eligible Employee for a Plan Year may elect to defer from one percent (1%) to fifty percent (50%), in one percent (1%) increments, of the Eligible Employee’s base salary for the Plan Year. In addition, unless otherwise determined by the Plan Administrator with respect to a Plan Year, the Eligible Employee may elect to defer from one percent (1%) to one hundred percent (100%), in one percent (1%) increments, of the Eligible Employee’s Annual Incentive Award for the Plan Year (after all required deductions and withholdings). Elections to defer base salary or Annual Incentive Awards for a Plan Year must be made before the first day of the Plan Year; provided, however, that (A) a newly hired or promoted Eligible Employee who first becomes eligible to participate in the Plan after the start of a Plan Year may make a deferral election within thirty (30) days after first becoming eligible to participate in the Plan if and to the extent so notified by the Plan Administrator in its discretion; and (B) if the Plan Administrator determines that Annual Incentive Awards qualify as “performance-based compensation” under Section 409A of the Code, the Plan Administrator may in its discretion permit deferral elections to be made as late as June 30 of the Plan Year in accordance with and subject to the requirements of Section 409A of the Code. All elections made under this Paragraph 5(b) shall be made in writing on a form, or pursuant to other electronic or non-written procedures, as may be prescribed from time to time by the Plan Administrator and shall be irrevocable for the Plan Year. An election to defer made by an Eligible Employee with respect to any base salary or Annual Incentive Award payable for a Plan Year shall not automatically apply with respect to any base salary or Annual Incentive Award payable for any subsequent Plan Year. Amounts deferred under the Plan shall not be taken into account for purposes of determining contributions or allocations under the Thrift Plan.

(c) Other Discretionary Contributions. The Participating Employers may from time to time, in their sole and exclusive discretion, elect to credit a Participant’s Account with additional amounts not otherwise contemplated by this Paragraph 5, which such amounts may be subject to (i) such vesting or other terms and conditions as established by the Plan Administrator in its discretion and (ii) the provisions hereof related to Account adjustments and payments as may be modified by the Plan Administrator at the time such amounts are first credited to the Plan.

(d) Establishment of Accounts. A Participating Employer shall establish and maintain on its books an Account for each Participant employed by the Participating Employer. Each Account shall be designated by the name of the Participant for whom established. The amount of any base salary or Annual Incentive Award deferred by a Participant pursuant to Paragraph 5(b) shall be credited to the Participant’s Account as of the date the base salary or Annual Incentive Award would have otherwise been paid to the Participant. The amount of any other discretionary contribution pursuant to Paragraph 5(c) shall be credited to the Participant’s Account as of the date determined by the Participating Employers.

(e) Account Adjustments for Deemed Investments. The O&C Committee shall establish from time to time an interest rate or deemed investment index or vehicle pursuant to which Accounts shall be adjusted for deemed investment results. The O&C Committee may change such interest rate or deemed investment index or vehicle from time to time on a prospective basis. The adjustments to Accounts as provided in this Paragraph 5(e) shall be made from time to time at such intervals as determined by the O&C Committee. The Plan Administrator shall communicate to Participant’s the method for adjustments under this Paragraph 5(e) in effect from time to time.

(f) Statements of Account. Each Participant shall receive a statement of the Participant’s Account balance on a quarterly or such other basis as determined by the Plan Administrator.

6.	Distribution Provisions:

(a) Payment Elections. A Participant shall elect the form of payment that shall apply to the deferrals for a Plan Year coincident with the deferral elections under Paragraph 5(b) above for such Plan Year. The Plan Administrator shall determine whether a single payment election shall be made for all such deferrals for the Plan Year or whether the election may be split among the available payment options. Except as otherwise determined by the Plan Administrator at the time elections are made and subject to the provisions of the Plan, there shall be two payment options available to a Participant as detailed below, a Retirement Account and an In-Service Account. Unless the Plan Administrator determines otherwise, each Participant shall be permitted only one Retirement Account and two In-Service Accounts.

(i)	Retirement Account. The balance of a Participant’s Retirement Account shall be payable to the Participant commencing on or as soon as administratively practicable (but not more than 75 days) after the later of (A) a specified age or date selected by the Participant (subject to any latest age or date as specified by the Plan Administrator at the time of election) or (B) the beginning of the seventh month following the Participant’s Termination of Employment. At the time the Participant first elects deferrals to be credited to the Retirement Account, the Participant shall also elect the form of payment of the Retirement Account from the following options, which election shall become irrevocable and shall apply to all future deferrals of the Participant credited to the Retirement Account, except as otherwise expressly provided by the Plan:

Lump Sum: The balance of the Retirement Account as of the applicable payment date as determined by the Plan Administrator shall be payable in a single cash payment.

Installments: The balance of the Retirement Account shall be payable in annual installments over five (5), ten (10) or fifteen (15) years as selected by the Participant, with the amount of each installment determined under Paragraph 6(d) below.

(ii)

In-Service Account. The balance of a Participant’s In-Service Account shall be payable to the Participant commencing on or as soon as administratively practicable (but not more than 75 days) after the earlier of (A) a specified date selected by the Participant or (B) if the Participant has a Termination of Employment before the selected date, the beginning of the seventh month following the Participant’s Termination of Employment. In order for a Participant to be eligible to elect deferrals to be credited to an In-Service Account, the Plan Administrator may, at the time of the election, require a minimum period of deferral. At the time the Participant first elects deferrals to be credited to an In-Service Account, the Participant shall also elect the form of payment of the In-Service Account from the following options, which election shall become irrevocable and shall apply to all future deferrals of the Participant credited to that In-Service Account, except as otherwise expressly provided by the Plan:

Lump Sum: The balance of the In-Service Account as of the applicable payment date as determined by the Plan Administrator shall be payable in a single cash payment.

Installments: The balance of the In-Service Account shall be payable in annual installments over five (5) years, with the amount of each installment determined under Paragraph 6(d) below.

(iii)	Default Election. If a Participant makes a deferral election for a Plan Year but fails to elect a method of payment for such deferrals, the Participant shall be deemed to have elected such deferrals to be credited to the Participant’s Retirement Account, and if the Participant has not previously elected deferrals to be credited to the Retirement Account, the Participant shall be deemed to have elected the lump sum form of payment for the Retirement Account payable at the beginning of the seventh month following the Participant’s Termination of Employment.

(b) Payment Provisions for Discretionary Contributions. Notwithstanding any provision herein to the contrary, a Payment Sub-Account comprised of discretionary contributions under Paragraph 5(c) shall be payable commencing on or as soon as administratively practicable (but not more than 75 days) after the beginning of the seventh month following the Participant’s Termination of Employment in a single cash payment equal to the balance of the applicable Payment Sub-Account as of the applicable payment date as determined by the Plan Administrator, unless the Participating Employers establish a different payment rule at the time the discretionary contribution is made that otherwise complies with the requirements of Section 409A of the Code.

(c) Subsequent Changes to Payment Elections. A Participant may make an election to change the form of payment (i.e., lump sum or permitted number of installments) of the Participant’s Retirement Account only if (i) such election is made at least twelve (12) months prior to the date the payment of the Retirement Account would have otherwise commenced, and (ii) the effect of such election is to defer the commencement of such payment by at least five (5) years. In addition, a Participant may change the timing or form of the fixed date payment elected with respect to an In-Service Account only if (i) such election is made at least twelve (12) months prior to the date the payment of the In-Service Account would have otherwise commenced, and (ii) the effect of such election is to defer the specified fixed date for such payment by at least five (5) years (i.e., such election will not change the timing or form of the payment for the In-Service Account due to Termination of Employment occurring before the applicable fixed date). The Plan Administrator may in its discretion determine whether a Participant will be permitted to make any elections under this Paragraph 6(c) or to limit the number of any such elections permitted for a Participant.

(d) Installments. If amounts are payable to a Participant in the form of annual installments, the first annual installment shall be paid commencing per the applicable election set forth in Paragraph 6(a) above and each subsequent annual installment shall be paid on or about the anniversary of the first installment. The amount payable on each payment date shall be equal to the balance of the applicable Payment Sub-Account on the applicable payment date as determined by the Plan Administrator divided by the number of remaining installments (including the installment then payable).

(e) Death. If a Participant dies before all payments to the Participant under the Plan have been made, the Participant’s Account shall be payable to the Participant’s Beneficiary in a single cash payment as soon as administratively practicable (but not more than 75 days) after the Participant’s death in an amount equal to the balance of the Participant’s Account on the applicable payment date as determined by the Plan Administrator.

(f) Withdrawals on Account of an Unforeseeable Emergency. A Participant who is in active service with a Participating Employer may, if permitted by the Plan Administrator, receive a refund of all or any part of the amounts previously credited to the Participant’s Account in the case of an “unforeseeable emergency.” A Participant requesting a payment pursuant to this Paragraph 6(f) shall have the burden of proof of establishing, to the Plan Administrator’s satisfaction, the existence of an “unforeseeable emergency,” and the amount of the payment needed to satisfy the same. In that regard, the Participant must provide the Plan Administrator with such financial data and information as the Plan Administrator may request. If the Plan Administrator determines that a payment should be made to a Participant under this Paragraph 6(f), the payment shall be made within a reasonable time after the Plan Administrator’s determination of the existence of the “unforeseeable emergency” and the amount of payment so needed. As used herein, the term “unforeseeable emergency” means a severe financial hardship to a Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that constitute an “unforeseeable emergency” shall depend upon the facts of each case, but, in any case, payment may not be made to the extent that the hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Examples of what are not considered to be “unforeseeable emergencies” include the need to send a Participant’s child to college or the desire to purchase a home. Withdrawals of amounts because of an “unforeseeable emergency” may not exceed an amount reasonably needed to satisfy the emergency need.

(g) Other Payment Provisions. To be effective, any elections under this Paragraph 6 shall be made on such form, at such time and pursuant to such procedures as determined by the Plan Administrator in its sole discretion from time to time. Any deferral or payment hereunder shall be subject to applicable payroll and withholding taxes. In the event any amount becomes payable under the provisions of the Plan to a Participant, Beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person’s fiduciary (or attorney-in-fact in the case of an incompetent) as the Plan Administrator, in its sole discretion, may decide, and the Plan Administrator shall not be liable to any person for any such decision or any payment pursuant thereto. In accordance with and subject to the requirements of Section 409A of the Code, the Plan Administrator may require a Participant’s Account to be paid in a lump sum upon Termination of Employment, notwithstanding any prior payment elections by the Participant, if the entire balance of the Participant’s Account as of the date of Termination of Employment is less than an amount specified by the Plan Administrator not to exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code for such year.

7.	Amendment, Modification and Termination of the Plan:

The O&C Committee shall have the right and power at any time and from time to time to amend the Plan in whole or in part and at any time to terminate the Plan; provided, however, that no amendment or termination may reduce the amount actually credited to a Participant’s Account on the date of the amendment or termination, or further defer the due dates for the payment of the amounts, without the consent of the affected Participant. Notwithstanding any provision of the Plan to the contrary but subject to the requirements of Section 409A of the Code, in connection with any termination of the Plan the O&C Committee shall have the authority to cause the Accounts of all Participants (and Beneficiaries of any deceased Participants) to be paid in a single cash payment as of a date determined by the O&C Committee or to otherwise accelerate the payment of all Accounts in such manner as the O&C Committee determines in its discretion.

8.	Claims Procedures:

Claims for benefits under the Plan shall be addressed pursuant to the claims procedures applicable under the Thrift Plan. Any decision pursuant to such claims procedures shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law.

9.	Indemnity of Plan Administrator:

The Participating Employers shall indemnify and hold harmless the Plan Administrator and any Employee to whom the duties of the Plan Administrator may be delegated from and against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Plan Administrator or any such Employee.

10.	Applicable Law:

The Plan shall be governed and construed in accordance with the laws of the State of New Jersey, except to the extent such laws are preempted by the laws of the United States of America.

11.	Compliance With Section 409A of the Code

The Plan is intended to comply with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with its intent. Notwithstanding any provision of this Plan to the contrary, in the event that the Plan Administrator determines in good faith that any amounts payable under this Plan may not be either exempt from, or compliant with, Section 409A of the Code, the Plan Administrator shall adopt such amendments to this Plan or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate (i) to preserve the intended tax treatment of the amounts payable hereunder, to preserve the economic benefits of such amounts, and/or to avoid less favorable accounting or tax consequences for the Participating Employers and/or (ii) to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of additional taxes thereunder; provided, however, that this Paragraph 11 does not, and shall not be construed so as to, create any obligation on the part of any Participating Employer to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify any Participant for any failure to do so.

12.	Miscellaneous:

A Participant’s rights and interests under the Plan may not be assigned or transferred by the Participant. In that regard, no part of any amounts credited or payable hereunder shall, prior to actual payment, (i) be subject to seizure, attachment, garnishment or sequestration for the payment of debts, judgments, alimony or separate maintenance owed by the Participant or any other person, (ii) be transferable by operation of law in the event of the Participant’s or any person’s bankruptcy or insolvency or (iii) be transferable to a spouse as a result of a property settlement or otherwise. The Plan shall be an unsecured and unfunded arrangement. To the extent the Participant acquires a right to receive payments from the Participating Employers under the Plan, the right shall be no greater than the right of any unsecured general creditor of the Participating Employers. Nothing contained herein may be deemed to create a trust of any kind or any fiduciary relationship between a Participating Employer and any Participant. Designation as an Eligible Employee or Participant in the Plan shall not entitle or be deemed to entitle the person to continued employment with the Participating Employers. The Plan shall be binding on the Corporation and any successor in interest of the Corporation.

APPROVED BY THE O&C COMMITTEE ON JUNE 25, 2013.

Sealed Air Corporation Deferred Compensation Plan for Key Employees

Exhibit A

Participating Employers

(As of June 25, 2013)

Participating Employers

1. Sealed Air Corporation (June 25, 2013)

2. Cryovac, Inc. (June 25, 2013)

3. Diversey, Inc. (June 25, 2013)

4. Sealed Air Corporation (US) (June 25, 2013)